Exhibit 23.2
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 10, 2006, accompanying the consolidated financial statements and schedule of Applica Incorporated appearing in the 2005 Annual Report of Applica Incorporated on Form 10-K for the year ended December 31, 2005 which report is included in the proxy statement/prospectus/information statement that forms part of the Registration Statement on Form S-4 of HB-PS Holding Company, Inc. (the “Registration Statement”). We consent to the inclusion in the proxy statement/prospectus/information statement, which forms part of the Registration Statement, of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Miami, Florida
September 8, 2006